EX-10.12

CVB FINANCIAL CORP.

2023 EXECUTIVE INCENTIVE PLAN

1.	Purpose of Plan.

1.1 The purpose of this 2023 Executive Incentive Plan (“Plan”) is to promote the success of the Company by providing participating executive officers of the Company (“Participants”) with incentive compensation that (a) is appropriately linked to the Company’s financial and operational performance, (b) properly aligns the interests of Participants with those of our shareholders, and (c) maintains fundamentally safe and sound management practices.

2.	Definitions and Terms.

2.1 Specific Terms. The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

(a) “Annual Award” means an award under this Plan of a conditional opportunity for a Participant to receive a cash payment if the applicable Performance Targets are satisfied for the applicable Performance Period.

(b) “Base Salary” of a Participant (if used in determining the amount of an Annual Award for a Performance Period) means the annual rate of base pay in effect for such Participant on the first day of such Performance Period, or in effect on such other date (no later than the date on which the Annual Award is granted) as the Committee may specify by action taken at the time of grant of an Annual Award.

(c) “Board” means the Board of Directors of CVB Financial Corp.

(d) “Business Criteria” means any one or any combination of the following objectively determinable criteria: total revenue, deposit growth, average demand deposits, earnings, earnings growth, earnings per share, expenses, operating expenses, specific categories of expenses, stock price, cash flow, efficiency ratio, fee income, noninterest income, investment services earnings, investment services revenue, wealth management earnings, wealth management revenue, loan growth, average total loans, loan charge offs, net income or net profits after tax, new trust assets, new trust fees, delinquencies or delinquent loans, nonperforming assets to assets or nonperforming assets to total loans ratios, properties acquired as a result of default or foreclosure, return on assets, return on equity, return on common equity, return on tangible common equity, total deposits, total loans, assets under management, trust earnings, trust growth, trust revenue, recruiting metrics, employee turnover metrics, customer satisfaction metrics and organizational metrics. The Business Criteria utilized may differ from Participant to Participant and from Annual Award to Annual Award. Any Business Criteria, or any combination thereof, may be used to measure the performance of the Company as a whole or any business unit or other subdivision of the Company, as the Committee deems appropriate. Business Criteria may be (i) measured in absolute terms, (ii) measured in relative terms (including, but not limited to compared to another company or companies, to a “peer group” of companies utilized by the Committee for compensation comparison purposes, or to a published or special index of companies that the Committee deems appropriate), (iii) measured against the performance of the Company as a whole or a segment of the Company, (iv) measured on a gross or net basis, and/or (v) measured on a pre-tax or post-tax basis.

(e) “Cause,” as such term relates to the termination of any person’s status as an employee or other service provider of the Company, means the occurrence of one or more of the following: (i) such person is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company, as determined by the Board in good faith in its sole discretion; (ii) such person engages in a fraudulent act to the material damage or prejudice of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company, all as determined by the Board in good faith in its sole discretion; (iii) any material act or omission by such person involving malfeasance or negligence in the performance of such person’s duties to the Company to the material detriment of the Company, as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of any such act or omission; (iv) failure by such person to comply in any material respect with the terms of his employment agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by such person to the satisfaction of the Board within 30 days after written notice from the Company of such failure; or (v) material breach by such person of any other agreement with the Company, as determined by the Board in good faith in its sole discretion.

(f) “Committee” means the Compensation Committee of the Board. The Committee shall consist solely of at least three (3) members of the Board, all of whom are “independent directors” within the meaning of the listing standards of the Nasdaq Stock Market LLC (“Nasdaq”).

(g) “Company” means CVB Financial Corp. and all of its subsidiaries, including Citizens Business Bank.

(h) “Executive” means an employee (including any officer) of the Company who holds one or more of the following corporate titles or management committee designations:

President and/or Chief Executive Officer;

Executive Vice President; and

Other Senior Officers (nominated for Plan participation by the President and/or Chief Executive Officer and approved by the Committee.)

(i) “Participant” means an Executive selected to participate in the Plan by the Committee.

(j) “Performance Period” means the Year or Years (or portions thereof) with respect to which the Performance Targets are set by the Committee.

(k) “Performance Targets” means the specific objective goals that are set in writing by the Committee pursuant to Section 4.2 for each Participant for the applicable Performance Period in respect of any one or more of the Business Criteria.

(l) “Plan” means this 2023 Executive Incentive Plan, which amends and restates the 2015 Executive Incentive Plan previously adopted by the Company, as amended from time to time.

(m) “Year” means a fiscal year of the Company commencing on or after January 1 that constitutes all or part of the applicable Performance Period and ends no later than the next succeeding December 31.

3.	Administration of the Plan.

3.1 The Committee. The Plan shall be administered by the Committee. The Board shall have the authority to appoint and remove members of the Committee.

3.2 Powers of the Committee. The Committee shall have the sole authority to establish and administer the Business Criteria and Performance Targets and the responsibility of determining from among the Executives those persons who are to be Participants in and receive Annual Awards under the Plan and the time or times at which and the form and manner in which Annual Awards will be paid, and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Annual Awards under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto.

3.3 Requisite Action. A majority of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

4.	Annual Awards.

4.1 Provision for Annual Awards. Each Participant may receive an Annual Award if the Performance Targets, relative to the applicable Business Criteria, are attained in the Performance Period. The applicable Performance Period and Performance Targets shall be determined by the Committee consistent with the terms of the Plan. Notwithstanding the fact that the Performance Targets have been attained or not attained, the Company may pay an Annual Award of more than or less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Annual Award at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

4.2 Selection of Performance Targets. The specific Performance Targets with respect to the Business Criteria should be established by the Committee at a sufficiently early point during the Performance Period when (x) the achievement of the applicable Performance Targets remains substantially uncertain and (y) there is a reasonable period of time for the Participant to be able to meaningfully influence the achievement of the applicable Performance Targets. By way of example only, for Annual Awards where the relevant Performance Period is a Year, the Committee shall endeavor to establish the applicable Performance Targets on or prior to March 31 of such Year. Notwithstanding the foregoing, the Committee, in its discretion, may adjust or modify the calculation of Performance Targets for a Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. At the time the Performance Targets are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Targets are set, the method of computing the specific amount that will represent the maximum amount of Annual Award payable to the Participant if the Performance Targets are attained, subject to Sections 4.1, 4.3, 4.6, 5.1 and 6.9.

4.3 Percentage Ranges of Annual Award Relative to Base Salary. For any Participant in the Plan, an aggregate Annual Award shall be structured so that it provides for payment at threshold performance that is not less than 10% of such Participant’s Base Salary and at maximum performance that is not more than 200% of such Participant’s Base Salary.

4.4 Selection of Participants. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Targets are set, those Executives who will participate in the Plan.

4.5 Effect of Mid-Year Change in Executive Status. If services as an Executive cease after the commencement of a Performance Period, but the Participant remains employed with the Company, the Committee may award an Annual Award that is proportionately adjusted based on the period of time during the Performance Period that the Executive is a Participant. In order to be eligible to participate in the Plan, the Executive must be employed in an Executive position for at least 90 days during the Performance Period.

4.6 Committee Discretion to Determine Annual Awards. The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Annual Award shall be calculated (in accordance with Sections 4.1 and 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions, and limits of the Plan and of any other written commitment authorized by the Committee. The Committee has the sole discretion to increase or reduce an Executive’s Annual Award. The Committee may not, however, increase an Executive’s Annual Award based upon the reduction of another Executive’s Annual Award. To this same extent, the Committee may at any time establish (and, once established, rescind, waive, or amend) additional conditions and terms of payment of Annual Awards (including but not limited to the achievement of other financial, strategic or individual goals or performance measures, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan.

4.7 Committee Certification. No Executive shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Targets and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

4.8 Time of Payment. Subject to the provisions of any separate written deferred compensation plan or agreement that may be applicable to a Participant, any Annual Awards awarded by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.7, but in no event later than March 15 of the Year following the Year in which the Performance Period ends. Any such payment shall be in such form on such payment date as the Committee may approve or require, subject to applicable tax withholding requirements (as provided in Section 4.9).

4.9 Tax Withholding. The Company shall withhold from any amounts payable under this Plan, or from any other compensation payable to the Participant, any and all federal, state and local income taxes, the Participant’s share of FICA and other employment taxes, and any other taxes that are required to be withheld from such payment under applicable law.

5.	Vesting and Termination of Annual Awards.

5.1 Vesting or Termination. Except as otherwise set forth in the Plan, in the event of Participant’s termination of employment with the Company during a Performance Period or thereafter prior to payment of Annual Awards relating thereto, each Annual Award shall be vested or shall terminate on such terms and conditions as the Committee shall establish with respect to the Annual Award.

5.2 Termination of Employment for Cause. If a Participant’s employment with the Company is terminated for Cause or if a Participant engages in misconduct defined as Cause either before voluntary termination of employment or after termination of employment, then any Annual Award for such Participant shall terminate immediately upon the Company giving notice to the Participant either of Participant’s termination of employment for Cause or that the Participant has engaged in misconduct defined as Cause. The Committee shall be the sole judge of whether the Participant’s termination of employment for Cause or the Participant has engaged in misconduct defined as Cause.

6.	General Provisions

6.1 No Right to Annual Awards or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 6.1, any predecessor plan), the Board, or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an Annual Award or any other benefit under the Plan, or any legal right to be continued in the employ of the Company. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity, or governing body under the Plan or otherwise. Nothing in this Section 6.1, however, is intended to adversely affect any express independent right of any person under a separate employment agreement. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Targets have been attained and/or the individual maximum amounts hereunder have been calculated, the Company shall have no obligation to pay any Annual Award hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.

6.2 Discretion of Company, Board, and Committee. Any decision made or action taken by the Company or by the Board or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation, and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the Plan by the member or any other person.

6.3 Arbitration. All claims, disputes, controversies and other matters in question, however significant, arising out of or relating to this Plan, including any Annual Award under this Plan, (including the validity, scope and enforceability of this arbitration clause), to the fullest extent authorized by applicable law, will be referred to and finally determined by binding arbitration before a sole neutral arbitrator selected by mutual agreement of the parties (or, absent such mutual agreement, in accordance with the rules of JAMS), selected by the mutual agreement of the parties, from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in Ontario, California . In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that an arbitrator, selected by the mutual agreement of the parties, from the American Arbitration Association (“AAA”), in Ontario, California, shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to the dispute and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall conducted by JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at www.jamsadr.com, or if by AAA, pursuant to its Employment Arbitration Rules and Mediation Procedures, which are available at https://www.adr.org/employment. The arbitration shall provide for (i) written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Each party shall be entitled to all types of remedies and relief otherwise available in a court of law. The parties to an arbitration shall split equally the fees and administrative costs charged by the arbitrator and JAMS (or AAA) unless required otherwise by applicable law. To the extent required by applicable law, the fees of the arbitrator and all other costs that are unique to arbitration shall be paid by the Company, but if an Executive initiates a claim subject to arbitration, the Executive shall pay any filing fee up to the amount that the Executive would be required to pay if the Executive initiated such claim in court. Subject to Section 6.4 below, each party shall be solely responsible for paying its own further costs for the arbitration, including, but not limited to, its own attorneys’ fees and/or its own witnesses’ fees. Any award rendered by JAMS (or AAA) shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Ontario, California, unless otherwise agreed to by the parties. By granting and accepting Annual Awards under the Plan, the parties expressly and irrevocably submit themselves to the personal jurisdiction of the Superior Court of the State of California (the “Superior Court”) for the purpose of compelling arbitration pursuant to this Section 6.3 and for the purpose of any judicial proceedings seeking to confirm, modify or vacate any arbitration award. This Section 6.3 is governed by the Federal Arbitration Act.

WAIVER OF TRIAL BY JURY OR COURT: EXECUTIVES AND THE COMPANY UNDERSTAND THAT BY GRANTING AND ACCEPTING ANNUAL AWARDS UNDER THE PLAN AND THEREBY AGREEING TO ARBITRATE ALL

CLAIMS, DISPUTES, CONTROVERSIES AND OTHER MATTERS ARISING OUT OF OR RELATING TO THE PLAN, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY SUCH CLAIM, DISPUTE, CONTROVERSY AND/OR OTHER MATTER DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY SUCH CLAIM, DISPUTE, CONTROVERSY AND/OR OTHER MATTER DECIDED THROUGH ARBITRATION.

If any part of this Section 6.3 is deemed unenforceable, it is entirely severable from the rest and shall not affect or limit the validity or enforceability of the remainder of the provision, or the Plan.

6.4 Attorney’s Fees. In the event of any arbitration or litigation concerning any controversy, claim, or dispute arising out of or relating to this Plan, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees, and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

6.5 No Funding of Plan. The Company shall not be required to fund or otherwise segregate any cash or any other assets, which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

6.6 Non-Transferability of Benefits and Interests. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 6.6 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (ii) after the disability of a Participant to the disabled Participant’s personal representative.

6.7 Law to Govern. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of California.

6.8 Non-Exclusivity. The Plan does not limit the authority of the Company, the Board, or the Committee, to grant awards or authorize any other compensation to any person under any other plan or authority.

6.9 Compliance with Executive Compensation Claw-back Laws. The Company has adopted an executive compensation recoupment policy providing that the Company reserves the right, where permitted or required in accordance with applicable federal or state laws and regulations, to recoup any Annual Awards made pursuant to this Plan, if the affected Participant’s Annual Award was paid or would be payable on the basis of erroneous financial or operational information, including but not limited to the Business Criteria, with respect to any Performance

Period during which erroneous financial or business information was used to calculate any Performance Targets or Annual Awards provided hereunder. In addition, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), every publicly-traded company will be required to adopt a policy whereby, in the event of a restatement, the Company will recover from current and former Executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statements. Notwithstanding anything contained herein to the contrary, when this provision of the Dodd-Frank Act becomes effective, the Annual Awards of all executive officers of the Company shall be subject to the revised executive compensation recoupment policy to be adopted by the Committee.

7. Amendments, Suspension or Termination of Plan. The Board or the Committee may from time to time amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.